UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   October 18, 2016

POWIN ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-54015	87-0455378
State or other jurisdiction incorporation	Commission File Number	IRS Employer Identification No.

20550 SW 115th Ave. Tualatin, OR 97062
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (503) 598-6659

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1-	Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

Effective October 18, 2016, the Company entered into a Stock Purchase Agreement (“Purchase Agreement”) with Weiping Cai (“Cai”) pursuant  to which the Company sold to Cai all of the issued and outstanding shares of  Common Stock (“Shares”) of   Q Pacific Corporation, the Company’s wholly-owned subsidiary, which wholly-owns and operates Q Pacific Contract Manufacturing and Q Pacific Manufacturing Corporation, the Company’s second tier subsidiaries, collectively referred to as (“QPM”). In addition to the sale of the Shares, the Company also transferred and assigned to Cai all of the Company’s right, title and interest in and to the “Huntsman” tradename held by Q Pacific Contract Manufacturing Corporation.

The purchase price for the Shares was a cash payment of $200,000   plus (i) thirty-five (35%) of the annual EBITDA of QPM for the fiscal years ended 2017, 2018 and 2019; and (ii) thirty-give (35%)  of pre-tax income for the fiscal year in which QPM is liquidated, provided that such liquidation commences prior to December 31, 2019.

Under the Purchase Agreement, the Company accepted assignment of the lease between Q Pacific Contracting Manufacturing Corporation and Lu Pacific Properties, LLC dated January 1, 2015 for premises occupied by Q Pacific Contracting Manufacturing Corporation at the Company’s corporate offices at 20550 SW 115th Ave., Tualatin, OR 97062. In addition, the Company agreed to assume obligations under promissory notes owing to Joseph Lu and Lu Pacific Properties, LLC, respectively, totaling $265,000.00.

The Purchase Agreement contains customary warranties and representations and additional covenants and agreements.  As a consequence of the Purchase Agreement, QPM ceased being first and second-tier subsidiaries of the Company.

 The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the Purchase Agreement filed as Exhibit 10.1 to this Report which is hereby incorporated by reference into this Item 1.01.

Section 2-	Financial Information

Item 2.01	Completion of Acquisition or Disposition of Assets

The information in Item 1.01 of this Report is incorporated herein and made a part of this Item 2.01.

Section 9-	Financial Statement and Exhibits

Item 9.01	Financial Statement and Exhibits

Exhibit	Description

10.1	Purchase Agreement effective October 18, 2016 among Powin Energy Corporation and Weiping Cai.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this amended report to be signed on its behalf by the undersigned hereunto duly authorized.

POWIN ENERGY CORPORATION

Dated: October 18, 2016	By: /s/ Geoffrey Brown
President